Exhibit 99.A
1 Earnings from Unconsolidated Affiliates CIG EBIT Interest and debt expense, net Net income Equity in earnings from CIG* SNG EBIT Interest and debt expense, net Net income Equity in earnings from SNG* 2008 Quarters Ended June 30, 2009 $ 38 (11) 27 $ 10.8 $ 64 (16) 48 $ 12.0 ($ Millions) *Equity in earnings reflect 10% interests in CIG and SNG following the IPO in November 2007; and an incremental 30% interest in CIG, and 15% interest in SNG beginning September 30, 2008 $ 29 (3) 26 $ 1.9 $ 68 (15) 53 $ 5.2

Acquisition From El Paso Additional 18% interest in CIG for $215 MM Controlling interest (58%) Accretive to distributable cash flow per unit Funded with cash proceeds from recent equity offering Increases interest in high quality well-positioned assets Demand charge based revenue 1 Management intends to recommend an increase in the quarterly distribution to $0.35 per unit for 3Q09* * To be declared and paid in 4Q'09

3 Throughput Varied by Region 9% overall increase driven by expansions Rockies supply, expansions Expansions Power generation - - Industrial Ups Downs WIC +11% CIG +11% SNG -1% Throughput YTD % Increase 2009 vs. 2008

CIG Totem Storage Project


Major Hubs
CIG Storage Fields
CIG
WY
Wind River Basin
Powder River Basin
SD
Great Green River Basin
Opal Hub
Overthrust Basin
Cheyenne Hub
NE
DJ Basin
Uinta Basin
UT
Piceance Basin
CIG Totem Storage
KS
CO
Beaver Compressor Station
Raton Basin
NM
Anadarko Basin

- First phase placed in-service in June
- $154 MM capital*
- 10.7 Bcf total storage capacity
  - 7 Bcf working gas capacity
- 50% JV with Xcel Energy

*100% Basis
Note: Capital amounts as of August 6, 2009

El Paso Pipeline Partners 4

5 $ 171 $ 47 $387 $178 $ 218 $123 100% Share Net to EPB SESH II South System III SNG Raton Basin Totem Storage Raton Basin CIG System Expansion System Expansion Piceance Basin System Expansion WIC 2011 & Beyond 2010 2009 $ Millions Expansion Projects Note: $ in each column represents costs for each project, shown in the period of expenditure Capital amounts as of August 6, 2009 SESH II South System III SESH II South System III

6 Earnings from Unconsolidated Affiliates CIG EBIT Interest and debt expense, net Net income Equity in earnings from CIG* SNG EBIT Interest and debt expense, net Net income Equity in earnings from SNG* 2008 Six Months Ended June 30, 2009 $ 91 (23) 68 $ 27.3 $ 127 (31) 96 $ 24.5 ($ Millions) $ 80 (4) 76 $ 7.6 $ 177 (29) 148 $ 14.6 *Equity in earnings reflect 10% interests in CIG and SNG following the IPO in November 2007; and an incremental 30% interest in CIG, and 15% interest in SNG beginning September 30, 2008

7 CIG Overview Well positioned asset: Access to major Rockies basins in the Green River, Wind River, Powder River, Raton, Piceance, and Uinta Footprint will create additional growth opportunities Service to Front Range markets Connects to Cheyenne and Opal Hubs *100% Basis Note: Capital amounts as of August 6, 2009 El Paso Pipeline Partners owns a 58-percent interest in CIG Solid cash flow profile: Stable revenues supported by long-term contracts Organic growth: Totem Storage (50% JV with Xcel) Phase I placed in service in July Total capital $154 MM* 10.7 Bcf total storage capacity Raton 2010 Expansion In-service 4Q 2010 $146 MM capex 130 MMcf/d Major Hubs CIG Storage Fields CIG